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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated June 8, 1999 relating to the financial statements and financial statement schedule of Paradyne Networks, Inc., and our report dated November 23, 1998, relating to the financial statements of Paradyne Predecessor Business, all of which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

PricewaterhouseCoopers LLP

Tampa, Florida
September 24, 1999